Exhibit 99.1

American Shared Hospital Services Reports Second Quarter 2023 Financial Results

-Announced 3rd Order of 2023; Sales Pipeline continues to Increase-

-Installations of Upgraded Equipment Underway at International Centers, Start-up of 2 Systems Expected by Year End-

-Conference Call Monday August 14th at 3:00pm ET / 12:00pm PT-

SAN FRANCISCO, CA, August 14, 2023 ‒ American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy cancer treatment systems and services, today announced financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Highlights

●

Total revenue in the second quarter was $5,568,000, an increase of 10.6% from the comparable period in 2022. Total proton therapy revenue increased 10.3% period-over-period; fractions increased 3.5%. Gamma Knife revenue increased 10.9% period-over-period; procedures decreased 7.8%.

●	Gross margin was $2,518,000, a period-over-period increase of 20.6%. The gross margin percentage was 45.2% of revenue.

●	Operating loss for the second quarter of 2023 was $325,000 compared to operating income of $793,000 in the second quarter of 2022.

●	Adjusted EBITDA, a non-GAAP financial measure, was $1,938,000 for the second quarter of 2023, compared to $2,129,000 for the second quarter of 2022.

●	Cash at June 30, 2023 was $13,794,000 compared to $12,453,000 at December 31, 2022.

●

Announced third order for the year from an existing domestic Gamma Knife customer, that includes an upgrade from a Perfexion to the Leksell Gamma Knife Esprit, the latest model. Installation is expected to be completed by early 2024.

Ray Stachowiak, Executive Chairman of AMS, commented, “Our core business was strong in the second quarter with revenue increasing approximately 11% to $5.6 million from the prior year. Direct operating costs were well contained, rising only 3.5% in total, and drove an approximate 21% increase in the gross margin to $2.5 million, or 45.2% of revenue. Continued investments in new business, and in particular $250,000 of expenses incurred in pursuit of three unique opportunities, were reflected in the higher selling and administrative expenses during the quarter. Higher interest expense from the Company’s variable rate debt also impacted the quarter but was partially offset by higher interest income from our ample cash balances of $13.8 million. We increased the reserves on impaired assets and anticipated removal costs by $578,000. This stems from the non-renewal of two Gamma Knife agreements that we received during the second quarter, although we remain in negotiations with both customers to seek an alternative solution. Excluding these two items, totaling $828,000, would have resulted in net income that was approximately $343,000 higher, or roughly $232,000, or $0.04 per share, in total, compared to net income of $188,000, or $0.03 per share, in the first quarter of this year.

“The investments we’ve been making for future growth have begun to pay off. We’ve announced three new agreements so far this year and we expect others, which we will announce at the appropriate time. In addition, our three international cancer centers will all have new equipment with expanded treatment offerings shortly. Installation of the linear accelerator, or LINAC, is already in process at our new Cancer Center joint venture in Puebla, Mexico, which will be the most advanced radiation therapy within our catchment area. We expect patient treatments to begin in November. At our Center in Ecuador, installation of the upgraded Gamma Knife ICON is expected to begin in September 2023, with patient treatments expected to restart in December 2023. After installation is complete, our Cancer Center in Ecuador will house the only Gamma Knife in the country for non-invasive radiosurgery. And in Peru, we expect installation of the new Gamma Knife Esprit to begin during the first quarter of 2024. This will be the only Esprit Gamma Knife in South America. When the installations are complete, our centers will have the most advanced radiotherapy cancer treatment systems in those regions. We’ve continued to generate positive cash flow despite the higher levels of investment, and again added to our cash reserves during the quarter, which now equates to approximately $2.18 per share.”

Peter Gaccione, Chief Executive Officer of AMS, added, “AMS’ sales pipeline continued to grow during the second quarter fueled by our expanded sales and marketing staff and resources. The pipeline has been built in part due to the industry reputation and professional contacts of the team we’ve built, and also to heightened awareness of our Company and its services through our social media and marketing initiatives. We’ve all been very active meeting with potential new customers and our existing customers, and we’re excited by the possibilities that have been progressing through the sales cycle on several key projects.

“During the second quarter, we launched a new website and social media activity dedicated to GK Financing, LLC (GKF), our subsidiary in partnership with Elekta. GKF is the world leader in providing Gamma Knife radiosurgery products and services with creative financial and turnkey solutions. I also want to highlight the quick success of our recently added in-house customer advocate that has already helped to improve the activity levels at two of the lowest volume Gamma Knife sites, demonstrated by the increase in Gamma Knife procedures of over 5% from the first quarter 2023. Our customer advocate also helped to secure a lease agreement extension to 2037 and our second order of the year for an upgrade to the Leksell Gamma Knife Esprit with a new source reload, which is scheduled for installation in September 2023. Earlier today we announced our third order of the year, also with an existing customer for a new Esprit that is scheduled for installation later this year. The Esprit is the latest model and when both are installed, they will be among the first 10 Esprits in the U.S.

“Looking ahead, we believe that AMS is well positioned for future growth supported by the increase in new sales activity levels, expected international growth driven by the new equipment installations, our aggressive customer advocacy initiative, and our strong financial position,” concluded Mr. Gaccione.

Financial Results for the Three Months Ended June 30, 2023

For the three months ended June 30, 2023, revenue increased 10.6% to $5,568,000 compared to $5,034,000 in the year ago period. Revenue increased 13.1% compared to $4,925,000 reported in the first quarter of 2023.

Revenues from the Company’s domestic segment were $4,812,000 for the three months ended June 30, 2023 compared to $4,140,000 for the same periods in the prior year, an increase of 16.2%. Revenues from the Company’s international segment were $756,000 for the three months ended June 30, 2023 compared to $894,000 for the same period in the prior year, a decrease of 15.4%.

Second quarter revenue for the Company's proton therapy system installed at Orlando Health in Florida increased 10.3% to $2,545,000 compared to revenue for the second quarter of 2022 of $2,308,000 primarily due to an increase in average reimbursement for the current period.

Total proton therapy fractions in the second quarter were 1,370 compared to 1,324 proton therapy fractions in the second quarter of 2022, an increase of 3.5% or 46 fractions, which is within the typical quarterly fluctuation range.

Total revenue for the Company's Gamma Knife operations increased 10.9% to $3,023,000 for the second quarter of 2023 compared to $2,726,000 for the second quarter of 2022. The increase in overall Gamma Knife revenue was due to an increase in average reimbursement partially offset by a decrease in procedures. The increase in average reimbursement was due to a favorable shift in payor mix to more commercial payors.

Total Gamma Knife procedures decreased by 7.8% to 309 for the second quarter of 2023 from 335 in the second quarter of 2022, within the range of normal, cyclical fluctuations.

Gross margin for the second quarter of 2023 increased 20.6% to $2,518,000, or 45.2% of revenue, compared to gross margin of $2,088,000, or 41.5% of revenue, for the second quarter of 2022.

Selling and administrative costs increased by 73.5% to $1,988,000 for the second quarter of 2023 compared to $1,146,000 for the same period in the prior year, primarily due to higher sales, marketing and related fees associated with new business opportunities. Net Interest expense was $167,000 in the 2023 period compared to $149,000 in the comparable period of last year. The increase is due to an increase in the interest rate on the Company’s variable rate debt offset by an increase in interest income on the Company’s growing cash balance.

Operating loss for the second quarter of 2023 was $325,000 compared to operating income of $793,000 in the second quarter of 2022, which reflects higher selling and administrative expense as well as an increase in reserves for impaired assets and removal costs of $578,000 in the current period compared to zero write downs in the prior year period.

Income tax benefit was $35,000 for the second quarter of 2023 compared to income tax expense of $248,000 for the same period in the prior year. The decrease in income tax expense for the current period was primarily due to lower earnings during the current period and in the prior year, return-to-provision adjustments arising from foreign tax returns, as well as permanent domestic tax differences.

Net loss attributable to American Shared Hospital Services in the second quarter of 2023 was $111,000, or $(0.02) per diluted share, compared to net income of $497,000, or $0.08 per diluted share, for the second quarter of 2022, and net income of $188,000, or $0.03 per diluted share, reported in the first quarter of 2023. The period-over-period decrease was primarily due to higher interest expense, higher selling and administrative expense to support the Company’s pursuit of new business opportunities, and the increase in reserves for impaired assets and removal costs. Fully diluted weighted average common shares outstanding were 6,336,000 and 6,281,000 for the second quarter of 2023 and 2022, respectively.

Adjusted EBITDA, a non-GAAP financial measure, was $1,938,000 for the second quarter of 2023, compared to $2,129,000 for the second quarter of 2022.

Financial Results for the Six Months Ended June 30, 2023

For the six months ended June 30, 2023, revenue increased 6.2% to $10,493,000 compared to revenue of $9,881,000 for the first six months of 2022. Revenue from the Company’s domestic segment was $9,041,000 for the first six months of 2023 compared to $8,281,000 for the comparable period of 2022, an increase of 9.2%. Revenue from the Company’s international segment was $1,452,000 for the first six-months ended June 30, 2023 compared to $1,600,000 for the same period in the prior year, a decrease of 9.3%.

Gamma Knife revenue increased 1.8% to $5,634,000 for the first half of 2023 compared to $5,534,000 for the first half of 2022. The number of Gamma Knife procedures in the first six months of 2023 was 602, a decrease of 9.3% compared to 664 Gamma Knife procedures in the comparable period of 2022. Proton therapy revenue increased 11.8% to $4,859,000 for the first half of 2023 compared to $4,347,000 for the first half of 2022. Total proton therapy fractions in the first six months of 2023 were 2,906, a decrease of 1.6% compared to 2,952 proton therapy fractions in the comparable period of 2022.

Net income attributable to American Shared Hospital Services for the first six months of 2023 was $77,000, or $0.01 per diluted share, compared to net income of $766,000, or $0.12 per diluted share, or the first six months of 2022. Adjusted EBITDA, a non-GAAP financial measure, was $3,841,000 for the first six months of 2023, compared to $4,051,000 for the first six months of 2022.

Balance Sheet Highlights

At June 30, 2023, cash, cash equivalents, and restricted cash was $13,794,000 compared to $12,453,000 at December 31, 2022. American Shared Hospital Services' equity (excluding non-controlling interests in subsidiaries) at June 30, 2023 and December 31, 2022 was $21,895,000 or $3.52 per outstanding share and $21,625,000, or $3.50 per outstanding share, respectively.

Conference Call and Webcast Information

AMS has scheduled a conference call to review its financial results for today, Monday, August 14th at 3:00 pm ET / 12:00 pm PT.

To participate, please call 1 (844) 413-3972 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call. A simultaneous Webcast of the call may be accessed through the Company's website, www.ashs.com, or at www.streetevents.com for institutional investors.

A replay of the call will be available at 1 (877) 344-7529, access code 7175783 through August 21, 2023. The call will also be available for replay on the Company’s website, www.ashs.com, for one year.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (ASHS) is a leading provider of creative financial and turnkey solutions to Cancer Treatment Centers, hospitals, and large cancer networks worldwide.  The company works closely with all major global Original Equipment Manufacturers (OEMs) that provide leading edge clinical treatment systems and software to treat cancer using Radiation Therapy and Radiosurgery. The company is vendor agnostic and provides financial support for a wide range of products including MR Guided Radiation Therapy Linacs, Advanced Digital Linear Accelerators, Proton Beam Therapy Systems, Brachytherapy systems and suites, and through the Company’s subsidiary, GK Financing LLC., the Leksell Gamma Knife product and services. For more information, please visit: www.ashs.com

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the three month period ended March 31, 2023, the Annual Report on Form 10-K for the year ended December 31, 2022, and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 20, 2023.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our earnings before interest expense, income tax expense, depreciation, and amortization. We define Adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation and amortization expense, loss on write down of impaired assets and associated removal costs, and stock-based compensation expense.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:

American Shared Hospital Services
Ray Stachowiak
Executive Chairman
rstachowiak@ashs.com

Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 863-6341
sprince@pcgadvisory.com

- Tables Follow -

American Shared Hospital Services
Condensed Consolidated Statements of Operations

	Summary of Operations Data
		(Unaudited)

	Three months ended June 30,		Six months ended June 30,

	2023	2022	2023	2022
Revenues	$5,568,000	$5,034,000	$10,493,000	$9,881,000
Costs of revenue	3,050,000	2,946,000	6,067,000	5,726,000
Gross margin	2,518,000	2,088,000	4,426,000	4,155,000
Selling and administrative expense	1,988,000	1,146,000	3,527,000	2,465,000
Interest expense	277,000	149,000	548,000	297,000
Loss on write down of impaired assets and associated removal costs	578,000	0	578,000	0
Operating (loss) income	(325,000)	793,000	(227,000)	1,393,000
Interest and other income (loss)	113,000	(5,000)	183,000	(5,000)
(Loss) income before income taxes	(212,000)	788,000	(44,000)	1,388,000
Income tax (benefit) expense	(35,000)	248,000	33,000	454,000
Net (loss) income	(177,000)	540,000	(77,000)	934,000
Less: Net loss (income) attributable to non-controlling interest	66,000	(43,000)	154,000	(168,000)
Net (loss) income attributable to American Shared Hospital Services	$(111,000)	$497,000	$77,000	$766,000

(Loss) earnings per common share:
Basic	$(0.02)	$0.08	$0.01	$0.12
Diluted	$(0.02)	$0.08	$0.01	$0.12

Weighted Average Shares Outstanding:
Basic	6,336,000	6,203,000	6,336,000	6,187,000
Diluted	6,336,000	6,281,000	6,465,000	6,266,000

American Shared Hospital Services
Balance Sheet Data

	Balance Sheet Data
	(Unaudited)

	6/30/2023	12/31/2022
Cash, cash equivalents and restricted cash	$13,794,000	$12,453,000
Current assets	$20,083,000	$18,723,000
Total assets	$44,457,000	$43,956,000

Current liabilities	$6,756,000	$5,175,000
Shareholders' equity	$25,741,000	$25,625,000

American Shared Hospital Services
Adjusted EBITDA

		Reconciliation of GAAP to Non-GAAP Adjusted Results
			(Unaudited)

		Three months ended June 30,		Six months ended June 30,
		2023	2022	2023	2022
Net (loss) income		$(111,000)	$497,000	$77,000	$766,000
Plus:	Income tax (benefit) expense	(35,000)	248,000	33,000	454,000
	Interest expense	277,000	149,000	548,000	297,000
	Interest income	(110,000)	-	(197,000)	-
	Depreciation and amortization expense	1,242,000	1,163,000	2,609,000	2,375,000
	Stock-based compensation expense	97,000	72,000	193,000	159,000
	Loss on write down of impaired assets and associated removal costs	578,000	-	578,000	-
Adjusted EBITDA		$1,938,000	$2,129,000	$3,841,000	$4,051,000